EXHIBIT 107

EX-FILING FEES

Calculation of Filing Fee Tables

S-1

(Form Type)

CEMTREX, INC.

(Exact Name of Registrant as Specified in its Charter)

Registrant Name in English, if applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

		Fee
		Calculation		Proposed	Maximum
		or Carry		Maximum	Aggregate		Amount of
Security	Security Class	Forward	Amount	Offering	Offering		Registration
Type	Title	Rule	Registered	Price	Price(1)	Fee Rate	Fee (2)
Fees to Be Paid

Equity	Common Stock, $0.001 par value per share (2)(3)	457(o)	-	-	$5,000,000	$0.00014760	$738.00
Other	Warrants to purchase Common Stock (4)	457(g)	-	-	$-	$-	$-
Equity	Common Stock issuable upon exercise of Warrants to purchase Common Stock (2)	457(o)	-	-	$5,000,000	$0.00014760	$738.00
Other	Prefunded Warrants to purchase Common Stock (3)(4)	457(g)	-	-	$-	$-	$-
Equity	Common Stock issuable upon exercise of the Pre-Funded Warrants (2)(3)	457(o)	-	-	$-	$-	$-
Other	Placement Agent Warrants to purchase shares of Common Stock (4)	457(g)	-	-	$-	$-	$-
Equity	Common Stock issuable upon exercise of the Placement Agent Warrants (2)	457(o)	-	-	$350,000	$0.00014760	$51.66
TOTAL OFFERING AMOUNTS					$10,350,000		$1,527.66
TOTAL FEES PREVIOUSLY PAID							$-
TOTAL FEE OFFSETS							$-
NET FEES DUE							$1,527.66

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions.

(3)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any prefunded warrants issued in the offering, and the proposed maximum aggregate offering price of the prefunded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $5,000,000.00.

(4)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the common stock issuable upon exercise of such warrants.